Exhibit 99.1

Marina Biotech, Inc. Announces Fourth Quarter and Full Year 2010

Financial Results

Highlights Fourth Quarter and Recent Corporate Accomplishments

Bothell, WA, March 23, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported financial results for the fourth quarter and full year ended December 31, 2010, and highlighted recent corporate accomplishments.

“Throughout 2010 and into the New Year, I believe we’ve made significant advancements in our plan to establish ourselves as a preeminent player in the nucleic acid therapeutics space,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “We’ve had, at the forefront of our corporate strategy, a plan to consolidate in the RNAi sector and establish one of the broadest RNAi-based drug discovery capabilities in the industry. We feel we have accomplished this objective through key strategic transactions in 2010 and positioned ourselves to take full advantage of partnering and clinical successes in the broader nucleic acid-based therapeutic sector. With our own Phase 1b/2a clinical program underway in Familial Adenomatous Polyposis as well as our bladder cancer program now fully funded through our collaboration with the Debiopharm Group, we are poised to expand our partnering capabilities beyond RNAi and capitalize on multiple pharma collaboration opportunities as well as potential clinical development programs through a broader nucleic acid-based therapeutic drug discovery approach.”

FINANCIAL RESULTS

Net loss

Net loss for the fourth quarter of 2010 was approximately $5.9 million or $0.23 per share, compared to approximately $0.8 million or $0.08 per share for the same period of 2009. For the full year 2010, net loss was approximately $27.8 million or $1.58 per share, compared to net loss of $8.0 million or $0.86 per share for the same period of 2009.

Revenue

Revenue was approximately $1.0 million for the fourth quarter of 2010 compared to $0.2 million for the fourth quarter of 2009. For the year ended December 31, 2010, revenue was $2.5 million compared to $14.7 million in 2009. Revenue in the fourth quarter of 2010 includes $0.8 million in earn-out payments related to our profit sharing for calcitonin nasal spray for osteoporosis. In the fourth quarter of 2010, we entered into an amendment of our agreement with Par Pharmaceuticals for calcitonin nasal spray, under which Par paid us $0.7 million to buy out the remainder of the earn-out payments for calcitonin. Revenue in 2009 included licensing fees of $7.25 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals related to the amendment to our 2006 license agreement.

Expenses

Research and development (“R&D”) expenses increased 2% in the fourth quarter of 2010 and increased 22% in the full year 2010 compared to the same periods of 2009, as we advanced our RNAi therapeutics pipeline, including our lead program with CEQ508. In addition to direct project spending, patent license fees increased in 2010 due to the acquisition of the SMARTICLES® liposomal-based delivery system of Novosom AG of Halle, Germany, which we paid in company stock valued at approximately $3.8 million. Earlier in 2010, we also in-licensed intellectual property related to conformationally restricted nucleotides from Valeant Pharmaceuticals and we expanded our previous agreement with RiboTask for exclusive rights to the development of UsiRNA-based therapeutics to now include the development of UNA-based diagnostics. The year ended December 31, 2009 included approximately $3.6 million for patent license fees, including approximately $1.0 million which was paid in company stock.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2010 decreased 29% to approximately $1.6 million compared to $2.3 million, for the same period in 2009. For the full year 2010, SG&A expenses increased 3% from approximately $10.1 million to $10.4 million, compared to 2009, primarily as a result of transaction costs incurred relating to our acquisition of Cequent. Excluding merger-related costs, SG&A expenses decreased overall in 2010 compared to 2009.

Restructuring expense for 2010 was approximately $3.5 million, compared to $0.5 million in 2009. The expense in 2010 was incurred primarily in the fourth quarter when we amended our lease for our exited facility by issuing approximately 2.1 million shares of our common stock, valued at approximately $3.3 million, to the landlord, which reduced our future lease obligations by approximately $4.1 million. We have recorded a restructuring liability, representing estimated future payments due under the lease net of estimated sublease payments, which is discounted using a credit-adjusted risk-free interest rate. We evaluate the assumptions used in our estimate on a quarterly basis and record additional restructuring and accretion charges with respect to our estimate of this liability.

Interest and Other Expense

We recorded interest and other expense of approximately $1.2 million and $2.8 million in the fourth quarter of 2010 and full year 2010 compared to $0.2 million and $0.5 million in the same periods of 2009. The 2010 interest and other expense amount consists primarily of non-cash charges including the fair value of price adjustable warrants issued to amend certain securities purchase agreements in the fourth quarter of 2010 and amortization of the debt discount resulting from the fair value of price adjustable warrants issued to note holders. As of July 21, 2010, the notes payable to Cequent terminated and there have been no further borrowings under notes payable. The 2009 interest expense relates primarily to our former capital lease obligations with GE Capital which were converted to a note payable in January 2009 and subsequently paid in full in June 2009.

Other Income/(Expense)

We received cash of approximately $0.7 million for three U.S. Government Qualified Therapeutic Discovery Project grants in the fourth quarter of 2010, of which $0.2 million was recorded as other income for one grant and $0.5 million was used to offset a receivable which was recorded on the opening balance sheet of Cequent Pharmaceuticals for two grants which were previously applied for by Cequent. In 2009, we recorded a net gain on settlement of liabilities of approximately $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE Capital, severance compensation and other accounts payable.

We also recorded net gains of approximately $1.7 million and $4.4 million in the fourth quarter and full year 2010, respectively and net gains of approximately $4.6 million and $2.5 million in the fourth quarter and full year 2009, respectively, related to the re-measurement of price-adjustable warrants and subscription investment units required to be classified as liabilities. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price and variables in our valuation model.

Balance Sheet

As of December 31, 2010 we had cash of approximately $2.1 million compared to $1.7 million as of December 31, 2009. As a result of our cash position, we expect to receive a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, which will be included in our 10-K for the 2010 fiscal year.

On February 10, 2011 we raised gross proceeds of $5.1 million in a public stock offering. We believe that our current resources will be sufficient to fund our planned operations into the second quarter of 2011.

FOURTH QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNAi Clinical Program:

•

Enrolled first patient in the Dose Escalating Phase of our Phase1b/2a clinical trial, Safety and Tolerability of An RNAi Therapeutic in FAP or START-FAP, with CEQ508 intended for the treatment of Familial Adenomatous Polyposis (FAP).

•	Received orphan drug status designation for CEQ508 for the treatment of FAP.

•	Completed the 9 month toxicology study in non-human primates with CEQ508 to support a Phase 2 trial.

Advanced RNAi Drug Discovery Platform:

•

Announced that the first patient has received a novel cancer therapeutic candidate formulated in our proprietary SMARTICLES® delivery technology by ProNAi Therapeutics Inc., a privately held biopharmaceutical company and licensee of the SMARTICLES® technology.

•	Published pre-clinical research on gene specific silencing targeting Survivin and PLK1 in bladder cancer research resulting in up to a 60-fold decrease in tumor volume.

•	Published preclinical research highlighting the improved specificity and high potency of our proprietary UsiRNA constructs.

•	Reported data demonstrating significant knockdown, up to 90%, of target mRNA in an orthotopic model of malignant ascites with our proprietary UsiRNA construct and DiLA[2]-based delivery system.

Advanced Partnering and R&D Collaboration Opportunities:

•

Announced an exclusive agreement with Debiopharm for the development and commercialization of our pre-clinical program in bladder cancer. The agreement fully funds the current and future development of the bladder cancer program and up to $25 million in future milestones and royalties.

•	In total, we are currently supporting four early collaborative efforts, including AstraZeneca.

Advanced Intellectual Property Portfolio:

•	Announced notice of allowance for patent application U.S. 12/114,284 covering our proprietary DiLA[2] delivery platform.

•	Announced patent EP0780087 broadly covering peptide-siRNA conjugates for the delivery of siRNA to cells. The claims broadly cover a peptide conjugated to an siRNA, independent of sequence.

•

Announced that the Japanese Patent Office has issued patent application 2007-509522 covering our proprietary nucleic acid condensing and delivery peptide motifs adding to our global peptide-based delivery patent portfolio.

•	Announced acquisition of issued patents for modified nucleosides including CRN’s (Conformationally Restricted Nucleosides).

•

The acquisition of the Cequent and Novosom intellectual property patent estates provides us with a global portfolio including 70 issued or allowed patents; 54 U.S. patent applications; 135 foreign patent applications; and 5 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets.

Presented at Scientific and Investor Meetings and Conferences:

•	Presented at the following scientific meetings: 3rd Annual Asia TIDES; 11th Annual EuroTIDES Conference.

•

Presented at the following investor and partnering meetings: ROTH 23rd Annual OC Growth Conference; 13th Annual BIO CEO Conference; Biotech Showcase 2011; 22nd Annual Piper Jaffray Health Care Conference; BIO Europe 2010; and the 9th Annual BIO Investor Forum.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the year and quarter ended December 31, 2010. The call is scheduled for Wednesday, March 23, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 866-761-0749 and international callers should dial 617-614-2707. The participant code for the live conference call is 82083850. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 74922683.

Alternatively, to access the live audio webcast for this conference call, please go to Marina Biotech’s Web site at http://www.marinabio.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of RNA interference- (RNAi) and RNA-based therapeutics. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in hepatocellular carcinoma and bladder cancer. Marina Biotech has recently entered an exclusive agreement with Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi and RNA-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Financial Tables Follow

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
	(Unaudited)
License and other revenue	$208	$953	$14,732	$2,460

Operating expenses:
Research and development	3,107	3,169	14,882	18,105
Selling, general and administrative	2,252	1,596	10,088	10,359
Restructuring	26	2,780	455	3,526

Total operating expenses	5,385	7,545	25,425	31,990

Loss from operations	(5,177)	(6,592)	(10,693)	(29,530)
Other income (expense):
Interest and other income	1	244	5	244
Interest and other expense	(227)	(1,162)	(538)	(2,807)
Net gain/(loss) on settlement of liabilities	—	(49)	654	(20)
Change in fair value of price adjustable warrants and subscription investment units	4,618	1,669	2,526	4,360

Net loss	$(785)	$(5,890)	$(8,046)	$(27,753)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.08)	$(0.23)	$(0.86)	$(1.58)

Shares used in computing net loss per share – basic and diluted	10,196	25,078	9,364	17,574

Selected Balance Sheet Data (In Thousands)	December 31, 2009	December 31, 2010
	(Unaudited)	(Unaudited)
Cash (includes restricted cash of $998 and $1,017, respectively)	$1,746	$2,083
Accounts Receivable, net	211	59
Property and Equipment and Other Assets	5,272	4,567
Intangible Assets	—	22,734

Total Assets	7,229	29,443

Notes Payable, net of Discount	317	—
Fair Value Liabilities for Price Adjustable Warrants and Subscription Investment Units	7,243	3,266
Deferred Taxes, net	—	1,202

Other Liabilities	6,555	7,806

Total Liabilities	14,115	12,274

Accumulated Deficit	(263,017)	(290,770)